Thomas Lillelund
[Address Intentionally Omitted]

29 August 2018
Dear Thomas

I refer to your recent resignation as Chief Executive Officer of Aspen Re and am writing to record the position agreed in relation to your departure from Aspen.

As you are aware, your employment with Aspen is currently governed by (i) a Service Agreement between you and Aspen Insurance UK Services Limited (the “Company”) dated 29 June 2016 (the “Service Agreement”), (ii) a Change in Control Agreement between you and Aspen Insurance UK Services Limited dated 29 June 2016 (the “Change in Control Agreement”) and (iii) an international assignment letter between you and Aspen Insurance UK Services Limited dated 29 June 2016 (the “Assignment Letter” and, collectively with the Service Agreement and the Change in Control Agreement the “Employment Documents”).

Notwithstanding the 12 months’ notice set out in Clause 17.2 of the Service Agreement, we have agreed to your request to release you early such that your employment with the Company will cease on 31 October 2018 (the “Departure Date”). Accordingly, all of your entitlements in connection with your employment at Aspen, whether or not pursuant to the Employment Documents, will cease on the Departure Date.

Notwithstanding Clause 13.2.3 of the Service Agreement, we have further agreed that you may commence employment with American International Group, Inc. (“AIG”) with effect from 1 November 2018.

In consideration of the above, you hereby agree and confirm as follows:

•
The Employment Documents will terminate and cease to have any effect from the Departure Date. Notwithstanding, all remaining provisions of the Service Agreement applicable after termination (including, but not limited to, Clauses 10, 13.2 (to the extent you do not take up employment with AIG), 3.2.1, 13.2.2, 13.2.3, 18.1 and 19) shall continue in full force and effect following the Departure Date for the periods set forth in the Service Agreement.

•
You will have no claim for any payment for salary or other benefit under the Employment Documents with effect from the Departure Date. For the avoidance of doubt, all Performance Shares and Restricted Share Units which have been previously granted to you under the terms of the Aspen Insurance Holdings Limited 2013 Share Incentive Plan and which have not already vested and been distributed to you by the Departure Date will lapse on the Departure Date and will, from such date, cease to be eligible for vesting. This forfeiture also applies to any Performance Shares which have already become “Eligible Shares” under the relevant long term incentive award agreement as at the Departure Date (meaning that the relevant financial performance criteria in relation to those Performance Shares have been tested but that they remain subject to a requirement of continued employment until the relevant vesting date).

•
No sums are owed to you by the Company or any Affiliate (as defined in the Service Agreement) as at the Departure Date, save for any salary accrued to the Departure Date. For the avoidance of doubt, your housing allowance, tuition assistance, and any other benefit provided to you as noted in your Employment Documents will cease effective the Departure Date. In addition, any accrued holiday must be taken by the Departure Date as no payment will be made for any unused entitlement. Any expense claim must be submitted by 15 October 2018 in the usual way.

•	Given your resignation, you will not be eligible for a 2018 bonus or cash incentive award.

•
You will cooperate fully and provide all requested information to the Company’s tax advisors in connection with tax return preparation and other tax obligations. You also agree to reimburse the Company within 30 days in the event that the Company’s tax advisors determine that the Company has made any overpayments of tax relating to your international assignment.

•
Provided that you do not do or say anything which might include a breach of your obligations to Aspen, whether or not under the Employment Documents (including but not limited to Clause 10 (Confidential Information) of your Service Agreement), it has been agreed that you may attend AIG's Leadership Offsite meeting in New York in early September 2018.

The above terms are offered in full and final settlement of all of your entitlements and all (if any) claims of any nature which you have or may have against the Company or any Affiliate and its or their respective officers and employees arising out of your employment and departure from the Company. Please sign and return a copy of this letter to indicate your acceptance of its terms.

Yours sincerely

/s/ Heather Brown

For and on behalf of Aspen Insurance UK Services Limited
Name: Heather Brown
Title: Group Head of HR

I hereby agree to the above provisions.

/s/ Thomas Lillelund                Date: August 29, 2018
Thomas Lillelund